Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT
HEARTLAND PAYMENT SYSTEMS, INC.,
A DELAWARE CORPORATION

Entity Name	Domestic Jurisdiction
Heartland Payment Systems, Inc.	Delaware
Heartland Acquisition, LLC	Delaware
Heartland Payment Solutions, Inc.	Delaware
Debitek, Inc.	Delaware
Educational Computer Systems, Inc.	Pennsylvania
Educational ePayment Solutions, LLC	Pennsylvania
Leaf Acquisition, LLC	Delaware
Leaf Holdings, Inc.*	Delaware
Heartland Ovation Payroll, Inc.	Delaware
(fka Ovation Payroll, Inc.)

*Leaf Acquisition, LLC is the majority stockholder of Leaf Holdings, Inc. owning 66.667% of shares issued.